                                                                   Exhibit 10.19

                       Interactive Advertising Agreement

Lowestfare.com                               Frommers.com
Global Discount Travel Services, LLC         Macmillan Digital Publishing USA
980 Kelly Johnson Drive                      201 West 103rd Street
Las Vegas, NV  89119                         Indianapolis, IN 46280

2Can Media, Inc.
20700 Ventura Blvd.
Woodland Hills, CA 91364

                       Sponsorship/Booking Engine Program:

Subject to the terms and conditions of this Agreement, Lowestfare.com, a Division of Global Discount Travel ("Lowestfare.com") will become the official integrated travel booking-engine of Frommers.com (the "MDP Website"), a division of Macmillan Digital Publishing USA ("MDP"), and 2Can Media, Inc. ("2Can") shall be responsible for all billing and provide services for the placement and maintenance of all ads except MDP house ads. In addition, 2Can shall provide certain MDP Website tracking reports to Lowestfare.com and the MDP Website. The Effective Date of this agreement shall begin October 15, 1998.

1. MDP Obligations

      a. MDP and Lowestfare.com shall work together to develop a customized, co-branded booking engine (the "Co-branded Booking Engine") on the MDP Website where users can book travel using the Lowestfare.com proprietary travel booking engine (the "Engine"). MDP retains final approval over the design of the co-branded booking engine bridge pages; such consent shall not be unreasonably withheld.

      b. The MDP Website shall display a minimum of [CONFIDENTIAL TREATMENT REQUESTED] banner impressions per month on the MDP Website. These impressions will be run of site and link directly to the Co-branded Booking Engine or the Lowestfare.com website.

      c. The MDP Website shall display a fixed Lowestfare.com branded button on the MDP Website homepage, which shall appear above the fold and links directly to the Co-branded Booking Engine. This placement will exist for the term of this agreement.

      d. The MDP Website shall display a fixed Lowestfare.com-branded button on all U.S. and International destination pages on the MDP Website. Such button shall link directly to the Co-branded Booking Engine. This placement will exist for the term of this agreement.

      e. MDP shall coordinate PR and publicity effort via joint press release with Lowestfare.com highlighting the partnership set forth in this Agreement. Such press release shall be written by MDP and MDP shall obtain prior approval from Lowestfare.com.

      f. The MDP Website shall include an exclusive sponsorship position in four "Hot

            Spots of the Month" promotions. The specific months of the sponsorship shall be chosen by Lowestfare.com from the MDP Website's editorial calendar

      (Exhibit B). Selections made after October 1 shall be subject to availability. All sponsorship links will be to the Co-branded Booking Engine. In addition each Hot Spot of the Month sponsorship will include the following:

      (i) MDP Website homepage promotional billboard (see example at www.frommers.com) during each month of sponsorship/[CONFIDENTIAL TREATMENT REQUESTED] impressions per sponsorship.

      (ii) Eight (8) e-mail newsletter promotions per month of sponsorship (32 total/CONFIDENTIAL TREATMENT REQUESTED] impressions per sponsorship.

      (iii) In-house banner campaign promoting Lowestfare.com's sponsorship of the Hot Spot/[CONFIDENTIAL TREATMENT REQUESTED] impressions each month of sponsorship.

      (iv) Exclusive Hot Spot of the Month impressions reserved for sponsor only/[CONFIDENTIAL TREATMENT REQUESTED] impressions each month of sponsorship. Sponsor receives all impressions generated for each month of sponsorship within the Hot Spot of the Month pages.

      (v) Names collected via contest entry process given to Lowestfare.com for database collection and marketing efforts for each month of sponsorship.

      (vi) 2Can Media will provide [CONFIDENTIAL TREATMENT REQUESTED] banner impressions per each month of sponsorship on their network of websites. A representative list of 2CAN Media Network sites is attached in Exhibit E. Impressions will not be applied on the following 2Can Media websites: Teen Magazine Online, Mass Music, National Inquirer Online, PCGame, or Rick Dees.

      g. MDP shall provide guaranteed impressions as set forth in Exhibit C.

2. Lowestfare.com Obligations

      a. Lowestfare.com shall be responsible for hosting, upkeep and fulfillment duties on all linked pages of the Engine and will use its best efforts to provide commercially reasonable backup resources to make those pages available to end users of the MDP Website 24 hours per day. These resources will include computer and networking capacity that provide Web page response times for end users substantially equivalent to Lowestfare.com booking engine response times.

      b. Users of the MDP Website who choose to call the Lowestfare.com Internet Customer Service Center in Las Vegas, NV (USA) will be handled with the same high level of customer service as is offered to all other users of Lowestfare.com's Internet products.

      c.    Hotspot of the Month Sponsorship

            (i) Lowestfare.com shall provide one vacation package per one-month sponsorship. Each prize must include a minimum of two round-trip airfare tickets to the highlighted destination and accommodations for at least 5 nights to the highlighted destination. Each Hot Spot of the Month prize shall have a published value of at least $3,000 but must not exceed $10,000.

            (ii) Choice of four Hot Spot of the Month sponsorships must be chosen no later than October 1, 1998. The list of Hot Spot of the Month destinations are outlined in Attachment B.

            (iii) Names collected remain the property of MDP and may not be shared with or sold to any company other than Lowestfare.com.

      d. The package outlined above does not preclude MDP or the MDP Website from accepting advertising from individual carriers, lodgers, rental car agencies, tour providers, other travel providers or other online travel sites. Notwithstanding the foregoing, no advertising shall appear on the Co-branded Booking Engine with the exception of MDP in-house/internal advertising.

      e. Lowestfare.com will supply creatives to 2Can Media as described in Exhibit A.

      f. Lowestfare.com shall verify credit card information, process all transactions originating on the MDP Website via the Engine, and handle the fulfillment and post-transaction customer service, and collect all applicable sales and other taxes for all orders received from end users.

      Lowestfare.com will provide MDP with monthly reports of number of visitors to Lowestfare.com from the MDP Website as well as number of completed bookings from these visitors. Reports should be delivered by the end of the first week in the following month and should be e-mailed to Christy Miller at cmiller@mcp.com.

3. 2Can Media Obligations

      a. 2Can shall provide access and detailed tracking reports to Lowestfare.com and MDP to evaluate effectiveness of the MDP campaign. Reporting may include, but is not limited to the following:

            (i)   Total delivered impressions by day/week/month by banner
            (ii)  Total "adclicks" delivered by day/week/month by banner
            (iii) Cumulative "adclicks" for the campaign by banner
            (iv)  Total "impressions" and "adclicks"
            (v)   Total cumulative report for all banners

      b. All monthly 2Can Media reports as described above should be delivered to Steve Lay at slay@lowestfare.com, or as determined by Lowestfare.com, and Christy Miller at cmiller@mcp.com at the end of each month for the length of this agreement.

4. Pricing and Payment

For and in consideration of the agreements contained herein, lowestfare.com agrees to pay 2Can Media, as an agent for MDP, the following non-refundable fees:

      a. [CONFIDENTIAL TREATMENT REQUESTED] per month ([CONFIDENTIAL TREATMENT REQUESTED] annual cost) for the Term of this Agreement.

      b. Two months' pre-payment ([CONFIDENTIAL TREATMENT REQUESTED]) is due upon execution of this Agreement.

      c.    All payments are due 30 days net from receipt of invoice.

      d.    All payments under this Agreement shall be sent to:

            2Can Media
            20700 Ventura Blvd.
            Woodland Hills, CA  91364

5. Term and Termination

      a. The term of this Agreement shall be one (1) year from the Effective Date (the "Term"). Thereafter, Lowestfare.com will be given first right of refusal to renew this Agreement for additional one (1) year terms, for a period of two (2) additional years (each such renewal shall be considered a Term), subject to the consent of MDP and under the following conditions:

      b. A full review of the program as described in this Agreement will be executed by both parties in June of each year to assess effectiveness of campaign and next steps as mutually agreed upon by both parties

      c. MDP will honor the same discounted rate of [CONFIDENTIAL TREATMENT REQUESTED]for Lowestfare.com relative to the present agreement-pricing model against fair market value for the program at the end of the first twelve months. Fair market value will be derived from similar elements used in pricing the present agreement (traffic estimates, promotional value, booking engine exclusivity, etc.), and must reflect true market value as deemed appropriate by both parties.

      d. Either party may terminate this Agreement upon sixty (60) days prior written notice to the other party, if the other party breaches any material term of this Agreement, unless such breach is cured within a thirty (30) day period.

      e. The election of either party to terminate this Agreement pursuant to Paragraphs 5.d. hereof shall not serve to waive, limit, bar or otherwise extinguish any rights that party may have to pursue and recover any damages that party may have suffered or incurred due to the breach of any term or condition of this Agreement.

6. Warranty and Indemnification

      a. Lowestfare.com warrants and represents that it has the right, power and authority to enter into this Agreement; that Lowestfare.com's execution and delivery of this Agreement will not violate any material contractual or other obligation, that nothing in the agreement, including the Engine, will infringe the copyright, trademark, U.S. patent or any other right of any person or entity and will not infringe any copyright or other personal or proprietary right of any person or entity. Lowestfare.com further warrants and represents to the best of their knowledge that the Engine is free of any software virus, worm, virus macro, Trojan Horse, or other such component designed to permit unauthorized access, to disable, erase, or otherwise harm or maliciously alter software, hardware or data. The Engine shall be Year 2000 Compliant. "Year 2000 Compliant" shall mean that the Engine shall not experience any abnormality, malfunction, or degradation in its operation simply as a result of changing date values in connection with moving from the calendar year 1999 to the calendar year 2000. Lowestfare.com shall indemnify and hold MDP and its affiliates and their respective partners, directors, officers, employees, agents, successors, assigns and licensees harmless from and against any loss, liability, damage or expense (including reasonable attorneys' fees and legal costs) arising out of a claim by a third party and resulting from any breach or alleged breach of Lowestfare.com representations and warranties contained in this Agreement. Lowestfare.com shall have the sole right to control the defense of any such claim and shall consult with MDP prior to settlement thereof. MDP agrees to provide reasonable assistance to Lowestfare.com at Lowestfare.com's expense, in the defense of same. MDP shall have the right to approve any settlement which does not provide a full and complete release of MDP liability in connection with the settlement of such indemnified claim.

      b. MDP represents and warrants to Lowestfare.com that it has the right, power and authority to enter into this Agreement; that it is the owner and copyright holder of www.frommers.com, that MDP's execution and delivery of this Agreement will not violate any material contractual or other obligation; that nothing in the Agreement as provided to Lowestfare.com by MDP will be libelous, obscene, or invade the right of privacy or violate or infringe the copyright, trademark or any other right of, any person or entity; that Lowestfare.com's exercise of its rights under this Agreement pursuant to the terms of this Agreement will not violate or infringe the copyright, U.S. trademark or any other right of any person or entity. MDP shall indemnify and hold Lowestfare.com and its affiliates and their respective partners, directors, officers, employees, agents, successors, assigns and licensees harmless from and against any loss liability, damage or expense (including reasonable attorneys' fees and legal costs) arising out of a claim by a third party and resulting from any breach or alleged breach of MDP's representations and warranties contained in this Agreement. MDP shall have the sole right to control the defense of any such claim and shall consult with Lowestfare.com prior to settlement thereof. Lowestfare.com agrees to provide reasonable assistance to MDP at MDP's expense, in the defense of same. Lowestfare.com shall have the right to approve any settlement which does not provide a full and complete release of Lowestfare.com liability in connection with the settlement of such indemnified claim.

      c. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FROM LOST PROFITS OR GOODWILL, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGE.

      d. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS PARAGRAPH, EACH PARTY PROVIDES ALL MATERIALS AND SERVICES PERFORMED BY SUCH PARTY UNDER THIS AGREEMENT "AS IS". MDP MAKES NO WARRANTIES WITH RESPECT TO THE MDP WEBSITE OR THE CO-BRANDED BOOKING ENGINE, EXPRESS OR IMPLIED, AND MDP EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LOWESTFARE.COM MAKES NO WARRANTIES WITH RESPECT TO THE LOWESTFARE.COM BOOKING ENGINE, EXPRESS OR IMPLIED, AND LOWESTFARE.COM EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A

            PARTICULAR PURPOSE.

7. Ownership

Each party owns and shall retain all rights, title and interest in and to its names, logos and service marks, proprietary features and proprietary technology, trade secrets, patents, copyrights, trademarks, know-how and other proprietary rights of any type under the laws of any governmental authority, domestic or foreign, including rights in and to all applications and registrations relating to any of the foregoing (the "Intellectual Property Rights"), or other rights of each party, including any such rights in and to any information or works contributed by such party to the Co-Branded Booking Engine shall at all times be and remain the sole and exclusive property of such party. All present and future rights in and title to the Engine are reserved to Lowestfare.com for its exclusive use and MDP shall have no proprietary rights and shall acquire no proprietary rights to the Engine by virtue of this Agreement. All present and future rights in and title to the MDP Website (including the right to exploit the MDP Website over any present or future technology) are reserved to MDP for its exclusive use and Lowestfare.com shall have no proprietary rights and shall acquire no proprietary rights to the MDP Website by virtue of this Agreement. Except as specifically permitted herein, Lowestfare.com may not copy or make any use of the MDP Website. Except as specifically permitted herein, neither party shall use the trademarks, trade names, service marks, trade dress, logos or titles of the other party, or the names of any individual participant in, or contributor to, such party's intellectual property, or any variations or derivatives thereof, for any purpose, without such party's prior written approval.

8. Confidentiality

      a. Confidential Information. Each party hereto (the "Disclosing Party") will disclose to the other party ("Recipient") information in connection with the performance of this Agreement. All information disclosed by the Disclosing Party to the Recipient during the term of this Agreement, including but not limited to technical and business information relating to Disclosing Party's products, research and development, production, costs, engineering processes, profit or margin information, finances, customers, marketing, and future business plans, shall be deemed "Confidential Information." All Confidential Information shall remain the sole property of Disclosing Party and Recipient shall have no rights to or in the Confidential Information. Recipient agrees that it shall hold the Confidential Information in strict confidence. Recipient further agrees that it shall not make any disclosure of the Confidential Information (including methods or concepts utilized in the Confidential Information) to anyone without the express written consent of Disclosing Party, except to employees, consultants or agents to whom disclosure is necessary to the performance of this Agreement and who shall be bound by the terms hereof, or to the extent it is required to disclose such information in the context of any administrative or judicial proceeding; provided that prior written notice of such required disclosure and an opportunity to oppose or limit disclosure is given to Disclosing Party.

      b. Return of Information. After termination of this Agreement, upon written request, Recipient shall return within ten (10) business days all originals and copies thereof of any requested Confidential Information disclosed by Disclosing Party which has been fixed in any tangible means of expression.

      c. Exceptions. Nothwithstanding the other provisions of this Agreement, nothing received by Recipient shall be considered to be Confidential Information of the other, if: (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by Recipient from a third party without confidentiality limitations; (iii) it was known to Recipient prior to its first receipt by Recipient, as shown by files existing at the time of initial disclosure, or. (iv) is required to be disclosed by a court of competent jurisdiction, by Federal, state or local laws or by Federal, state or local agencies including as part of any filing with the Securities and Exchange Commission.

      d. No Disclosure of Terms of this Agreement. Each party agrees that, without the prior written consent of the other party, it will not disclose to any third party the material terms of this Agreement, except as required by law or regulatory body. The existence of this Agreement may be disclosed without prior written consent.

9. Miscellaneous

      a. The relationship between MDP, Lowestfare.com and 2Can will be that of independent contractors, and none of the parties nor any of their respective officers, agents or employees will be held or construed to be partners, joint ventures, fiduciaries, employees or agents of the other.

      b. This Agreement and its performance shall be governed by the laws of the state of New York, without giving effect to any conflict of laws provisions. The parties hereto consent and submit to the jurisdiction of the state and federal courts in the state of New York in all questions and controversies arising out of this Agreement.

      c. Except with respect to the performance of a party's payment obligations under this Agreement (which shall be unconditional), neither party shall be liable for delay or failure in its performance hereunder to the extent that such failure or delay is caused by any act of God, war natural disaster, strike, lockout, labor dispute, work stoppage, fire, serious accident, act of government or any other cause, whether similar or dissimilar, beyond the reasonable control of that party.

      d. Neither party may assign, convey, subcontract or delegate this Agreement, or any of such party's rights, duties or obligations hereunder, without the prior written consent of the other party; provided however that either party may assign, delegate or subcontract any or all of its rights, duties and obligations here under to an affiliate or subsidiary or in the event of a major internal corporate reorganization without the other party's consent.

      e. All rights, remedies and obligations of the parties shall accrue and apply solely to the parties and their successors and permitted assigns and there is no intent to benefit any third parties.

      f. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, supersedes any prior understandings or agreements (whether oral or written) between the parties regarding the subject matter, and may not be amended or modified except in writing as mutually agreed by the parties.

      g. The Exhibits to this Agreement are incorporated into this Agreement and form a part hereof for all intents and purposes.

      h. No waiver of a breach of any provision of this Agreement by either party shall constitute a waiver of any subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing and signed by a duly authorized representative of the waiving party.

      i. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Execution may be effected by delivery of facsimiles of signature pages (and the parties shall follow such delivery by prompt delivery of originals of such pages).

x _________________________________     x ______________________________________
  Doug Bennett                            Gail Golden
  President                               CEO
  Macmillan Digital Publishing, USA       Lowestfare.com, A Division
                                          of Global Discount Travel Services,
                                          L.L.C.

Date: _____________________________     Date: __________________________________


x__________________________________

Michael Beller
Vice President of Sponsorship and Syndication
2Can Media, Inc

Date: _____________________________